Exhibit 3.1

RESTATED

CERTIFICATE OF INCORPORATION

OF

CHINDEX INTERNATIONAL, INC.

as of May 10, 2013

Chindex International, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby certify under the seal of the said corporation as follows:

1. The name of the Corporation is Chindex International, Inc. The date of filing of its original certificate of incorporation with the Secretary of State of the State of Delaware was June 17, 2002.

2. This Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Section 245 of the General Corporation Law of the State of Delaware (the “General Corporation Law of Delaware”) and only restates and integrates and does not further amend the provisions of the certificate of incorporation of the Corporation as heretofore amended or supplemented. There is no discrepancy between the provisions of this Restated Certificate of Incorporation and the provisions of the certificate of incorporation of the Corporation as heretofore amended or supplemented.

3. The text of the certificate of incorporation of the Corporation is hereby restated to read in its entirety as follows:

FIRST: The name of the Corporation is Chindex International, Inc.

SECOND: The address of the Corporation’s registered office in the State of Delaware is 160 Greentree Drive, Suite 101, Dover, Kent County, Delaware 19904. The name of its registered agent at such address is National Registered Agents, Inc.

THIRD: The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH: The total number of shares of stock which the Corporation shall have the authority to issue is 28,700,000 shares, consisting of 25,000,000 shares of common stock, par value $.01 per share, 3,200,000 shares of Class B common stock, par value $.01 per share, and 500,000 shares of preferred stock, par value $.01 per share.

Common Stock

Holders of common stock shall have the right to cast one vote for each share held of record, and holders of Class B common stock shall have the right to cast six votes for each share held of record, on all matters submitted to a vote of the stockholders. The common stock and Class B common stock shall vote together as a single class on all matters on which they may vote, including the election of directors, except when class voting is required by applicable law.

Shares of Class B common stock will be automatically converted into an equivalent number of fully paid and non-assessable shares of common stock: (i) upon the death of the original record holder thereof or (ii) upon the sale, assignment, transfer, conveyance, or other disposition, whether voluntary, by operation of law or otherwise, of shares of Class B common stock, other than those to the following transferees: (a) the spouse of a holder of shares of Class B common stock; (b) any lineal descendants of a holder of shares of Class B common stock, including adopted children (said descendants, together with the holder of shares of Class B common stock and his or her spouse are hereinafter referred to as “Family Members”); (c) a trust for the sole benefit of Family Members of the holder of shares of Class B common stock; (d) a partnership made up exclusively of holders of shares of Class B Common Stock and their Family Members or a corporation wholly owned by holders of shares of Class B common stock and their Family Members, and (e) any other holder of shares of Class B common stock. Each share of Class B common stock also is convertible at any time at the option of the holder into one fully paid and non-assessable share of common stock by delivery of written notice by the holder of such shares of Class B common stock to the Corporation, or its transfer agent, of his election together with the certificate(s) representing the shares to be converted. Thereupon, the Corporation, or its transfer agent, as the case may be, shall exchange such certificate(s) for a certificate or certificates representing an equal number of shares of common stock. Shares of Class B common stock shall be deemed to have been converted immediately prior to the close of business on the day on which the Corporation, or its transfer agent, receives such shares for conversion. The person entitled to receive the common stock issuable upon such conversion shall be treated for all purposes as the record holder of such common stock at such time. Once shares of Class B common stock are converted into common stock, they will become authorized and unissued shares of Class B common stock.

Holders of common stock and Class B common stock shall have equal ratable rights to dividends from funds legally available therefor, when, as and if declared by the Board of Directors and are entitled to share ratably, as a single class, in all of the assets of the Corporation available for distribution to holders of shares of common stock and Class B common stock upon the liquidation, dissolution or winding up of the affairs of the Corporation.

Preferred Stock

The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized to create and provide for the issuance of shares of Preferred Stock in series and, by filing a certificate (hereinafter referred to as a “Preferred Stock Designation”) pursuant to the General Corporation Law of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, power, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.

The authority of the Board of Directors with respect to each series of Preferred Stock shall include, but not be limited to, determination of the following:

•	The designation of the series, which may be by distinguishing number, letter title.

•

The number of shares of the series, which number the Board of Directors may thereafter (except where otherwise provided in the Preferred Stock Designation) increase or decrease (but not below the number of shares thereof then outstanding).

•	Whether dividends, if any, shall be cumulative or non-cumulative and the dividend rate of the series.

•	The dates at which dividends, if any, shall be payable.

•	The redemption rights and price or prices, if any, for shares of the series.

•	The terms and amount of any sinking fund provided for the purchase or redemption of shares of the series.

•	The amounts payable on, and the preferences, if any, of shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

•

Whether the shares of the series shall be convertible into or exchangeable for shares of any other class or series, or any other security, of the Corporation or any other corporation, and, if so, the specification of such other class or series of such other security, the conversion or exchange price or prices or rate or rates, any adjustments thereof, the date or dates at which such shares shall be convertible or exchangeable and all other terms and conditions upon which such conversion may be made.

•	Restrictions on the issuance of shares of the same series or of any other class or series.

•	The voting rights, if any, of the holders of shares of the series.

•	Such other powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions thereof as the Board of Directors shall determine.

FIFTH: No holder of any of the shares of any class, and no holder of any of the shares of any series of any class, of the Corporation shall have any preemptive rights and, as such, no holder of any of the shares of any class, and no holder of any of the shares of any series of any class, of the Corporation shall be entitled to subscribe for, purchase or otherwise acquire any shares of any class, or shares of any series of any class, of the Corporation which the Corporation proposes to issue or any rights or options which the Corporation proposes to grant for the purchase of shares of any class, or shares of any series of any class, of the Corporation or for the purchase of any shares, bonds, securities or obligations of the Corporation which are convertible into or exchangeable for, or which carry any rights to subscribe for, purchase or otherwise acquire shares of any class, or shares of any series of any class, of the Corporation, and any and all such shares, bonds, securities or obligations of the Corporation, whether now or hereafter authorized or created, may be issued, or may be reissued or transferred if the same have been reacquired and have treasury status, and any and all of such rights and options may be granted by the Board of Directors may determine in its discretion, without first offering the same, or any thereof, to any said holder.

SIXTH: Except as any provision of the laws of the General Corporation Law of Delaware may otherwise require, any action required by the laws of the General Corporation Law of Delaware to be taken at any annual or special meeting of stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing. Action taken pursuant to this paragraph shall be subject to the provisions of Section 228 of the General Corporation Law of Delaware.

SEVENTH: The Corporation is to have perpetual existence.

EIGHTH: In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized:

(i) To authorize and cause to be executed mortgages and liens upon the real and personal property of the Corporation.

(ii) To set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and to abolish any such reserve in the manner in which it was created.

(iii) By a majority of the whole Board of Directors, to designate one or more committees, each committee to consist of one or more of the directors of the Corporation. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. The Bylaws may provide that in the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he, she or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such agent or disqualified member. Any such committee, to the extent provided in the resolution of the Board of Directors, or in the Bylaws of the Corporation, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to amending the Certificate of Incorporation, adopting an agreement of merger or consolidation, recommending to the stockholders the sale, lease, or exchange of all or substantially all of the Corporation’s property and assets, recommending to the stockholders a dissolution of the Corporation or a revocation of a dissolution, or amending the Bylaws of the Corporation; and, unless the resolution or Bylaws expressly so provide, no such committee shall have the power or authority to declare a dividend or to authorize the issuance of stock.

(iv) When and as authorized by the stockholders in accordance with any statute, to sell, lease or exchange all or substantially all of the property and assets of the Corporation, including its goodwill and its corporate franchises, upon such terms and conditions and for such consideration, which may consist in whole or in part of money or property, including shares of stock in, and/or other securities of, any other corporation, as the Board of Directors shall deem expedient and for the best interests of the Corporation.

(v) by the affirmative vote of a majority of the whole Board of Directors, and subject to the provisions of the Corporation’s bylaws, at any regular or special meeting, to adopt, amend or repeal the Corporation’s bylaws, provided, however, that such power of the Board of Directors shall not divest the Corporation’s stockholders of their power to adopt, amend or repeal such bylaws.

NINTH: The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by paragraph (7) of subsection (b) of Section 102 of the General Corporation Law of Delaware, as the same may be amended and supplemented from time to time.

TENTH: Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court or equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof, or on the application of any receiver or receivers appointed for the Corporation under the provisions of Section 291 of Title 8 of the Delaware General Corporation Law or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of Section 279 of Title 8 of the Delaware General Corporation Law, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directors. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement to any reorganization of the Corporation as consequences of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders of the Corporation, as the case may be, and also on the Corporation.

ELEVENTH: Meetings of the stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation. Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

TWELFTH: The Corporation reserves the right to amend, alter, change, or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

IN WITNESS WHEREOF, the Corporation has caused its corporate seal to be hereunto affixed and this Restated Certificate of Incorporation to be signed by Lawrence Pemble, its Chief Operating Officer, this 10th day of May, 2013.

CHINDEX INTERNATIONAL, INC.

By:	/s/ Lawrence Pemble
Lawrence Pemble, Chief Operating Officer